July 9, 2010

To our Stockholders:

On behalf of your board of directors and management, I am both proud and pleased to provide you with a short update on your company, Healthcare Trust of America, Inc.

With your support, HTA has taken significant steps over the last 12 months to implement its business plan. We remain financially strong with an extremely healthy balance sheet. We have made over $700 million of acquisitions in the past ten months, all of which were negotiated and closed with our self management structure in place. We have taken advantage of the economic downturn to benefit our stockholders, utilizing our strong cash position, strong balance sheet, and reputation to acquire assets focused on long-term value in strategic geographic locations partnering with strong healthcare systems and physician groups. In addition, we have taken advantage of the recent low interest rates to lower our average cost of corporate debt. Finally, with our asset management team along with our best in class third party property management and leasing companies, we have aggressively maintained and enhanced asset performance with retention and occupancy rates above industry averages.

We have executed our business plan in a very difficult economy. This was not by accident. Over the last 18 months, we took steps to aggressively respond to the rapid deterioration we saw in the economy. These steps included implementing self management, reducing corporate costs, maintaining a patient and prudent investment philosophy, and building a strong balance sheet and cash position. Our objective has always been to put our stockholders first. This stockholder first philosophy was instrumental in the decision making process to become a self-managed, performance-incentivized company. Beginning in the fourth quarter of 2009, we began achieving cost savings due to the elimination of fees to an external advisor, and the cost efficiencies of self management. Under our self management model, we saved approximately $7.3 million during the fourth quarter of 2009 and $8.8 million during the first quarter of 2010, and we believe we will continue to achieve cost savings quarter over quarter going forward.

As of June 30, 2010, our total assets were approximately $1.9 billion. We had made 65 geographically diverse acquisitions valued at approximately $1.71 billion based on purchase price, which includes 200 buildings and two other real estate-related assets. Our portfolio totals approximately 8.6 million square feet and has an overall portfolio occupancy of over 91%. We have approximate asset concentrations in the following states: 1,225,000 square feet in Indiana, 1,092,000 square feet in South Carolina; 1,251,000 square feet in Texas, and 984,000 square feet in Arizona. We had over $150 million in cash at the end of the second quarter of 2010 and a debt to total asset ratio of approximately 31%.

Today, HTA sits in an opportunistic position. We believe that our corporate fundamentals will continue to provide additional stockholder value, in both the short and long term. We have the commitment and the ability to timely undertake strategic actions to enhance stockholder value, as and when such opportunities become available to us. In consultation with our strategic advisors, we are reviewing and will continue to review stockholder enhancement opportunities. We have the key components in place to timely respond to and successfully execute opportunities that we believe will benefit our stockholders.

As we proceed to grow and enhance your company, we are guided by a simple objective — what is best for our stockholders. We thank you for your trust and support.

Sincerely,

Scott D. Peters
Chairman, Chief Executive Officer and President

FORWARD-LOOKING STATEMENTS

This letter contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to the condition of the capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.